NEWS RELEASE


For Immediate Release			Contact:	Timothy P. Johnson
								Executive Vice President
								HMN Financial, Inc.
								(507) 346-1138

HMN Financial, Inc. Declares Dividend;
    Announces Retirement of Chairman and Appointment of New Chairman

SPRING VALLEY, MINNESOTA - April 24, 2001 - HMN Financial, Inc.,
(HMN) (Nasdaq:HMNF - news) today announced that its Board declared a dividend of 12 cents per share payable on June 11, 2001 to stockholders of record on May 24, 2001.

HMN also announced that its Board elected Timothy R. Geisler as Board Chair. Mr. Geisler will replace M.F. Schumann, who at age 74 is retiring after serving as an outside director of HMN since 1979 and Chair since 2000. Mr. Schumann will continue to serve as a Director Emeritus.

Mr. Geisler has served as an outside director of HMN since 1996.
He was also elected Chair of the Board of Home Federal Savings
Bank.

In recognizing the service of Mr. Schumann, Mr. Geisler said "We would like to thank Milt for the superb guidance and insight he has provided as a director of HMN and the Bank for the past 22 years. We also thank him for his leadership as Chair of HMN during the past six months. We wish him well in his future endeavors and look forward to his continued input as Director Emeritus."

Other announcements relating to the annual meeting were the re-election of Directors Roger P. Weise and Richard J. Ziebell, the election of Susan K. Kolling to the Board of Directors of HMN, and the approval of the HMN Financial, Inc. 2001 Omnibus Stock Plan.

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Spring Valley, Minnesota. The Bank operates eight retail-banking offices in southern Minnesota and three in Iowa. Home Federal Mortgage Services LLC; a subsidiary of Home Federal Savings Bank operates a mortgage banking facility in Brooklyn Park, Minnesota.

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